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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CYGNUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYGNUS, INC.
400 Penobscot Dr.
Redwood City, CA 94063

Notice of Special Meeting of Stockholders
To Be Held on September 18, 2002

TO THE STOCKHOLDERS OF CYGNUS, INC.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cygnus, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, September 18, 2002 at 9:00 a.m. local time at the headquarters of Cygnus, Inc., 400 Penobscot Dr., Redwood City, CA 94063, for the following purposes:

  1.
  To approve an amendment to the Restated Certificate of Incorporation to permit the Board of Directors, at its discretion, at any time prior to our next annual meeting to effect a reverse stock split of our outstanding Common Stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-10. The Board would retain discretion to elect to implement a reverse stock split in this range or to elect not to implement a reverse stock split.

  2.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board recommends that you vote in favor of the proposal outlined in this Proxy Statement.

        The Board has fixed the close of business on August 14, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. The stock transfer books of the Company will remain open between the record date and the date of the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the corporate offices of the Company.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara G. McClung Secretary Cygnus, Inc. Redwood City, California August 22, 2002

YOUR VOTE IS IMPORTANT.
TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

CYGNUS, INC.
400 Penobscot Dr.
Redwood City, CA 94063

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 18, 2002

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of Cygnus, Inc., a Delaware corporation ("Cygnus" or the "Company") for use at a Special Meeting of Stockholders to be held on September 18, 2002, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein (the "Special Meeting"). The Special Meeting will be held at the headquarters of Cygnus, Inc., 400 Penobscot Dr., Redwood City, CA 94063. These proxy solicitation materials were mailed on or about August 22, 2002 to all stockholders entitled to vote at the Special Meeting.

PROXIES AND SOLICITATION COSTS

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company has retained Georgeson Shareholder Communications, Inc. as its proxy solicitor for a fee of $4,000 plus out-of-pocket costs and expenses. The Company may also conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

        The enclosed proxy is solicited by the Company's Board of Directors and, when the proxy card is properly completed and returned, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choice on the enclosed proxy card. If a proxy card is signed and returned without a choice specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted "FOR" Proposal 1 described in the accompanying Notice and this Proxy Statement and will be voted in the proxy holders' discretion as to other matters that may properly come before the Special Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company, Attention: Chief Financial Officer, at 400 Penobscot Drive, Redwood City, CA 94063, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Special Meeting and voting in person.

RECORD DATE, SHARE OWNERSHIP AND VOTING

        Only holders of Common Stock of record at the close of business on August 14, 2002, the record date fixed by the Board, are entitled to receive notice of and to vote at the Special Meeting. On the record date, the Company had approximately [38,351,392] shares of Common Stock issued and outstanding and approximately [821] stockholders of record.

        There is no cumulative voting. Each holder of shares of Common Stock is entitled to one vote on the proposal presented in this Proxy Statement for each share of Common Stock held on the record date. The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

        To approve the amendment to the Restated Certificate of Incorporation, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on the matter is required. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will have the same effect as negative votes. Abstentions are included in the number of shares present or represented and voting on the matter. Broker non-votes are not considered voted for the matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

        We believe that the procedures to be used by the inspector of election to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

PUBLICATION OF VOTING RESULTS

        We will announce preliminary voting results at the Special Meeting. We will publish the final results in our quarterly report on Form 10-Q for the Third Quarter of 2002, which we will file with the Securities and Exchange Commission.

PROPOSAL NO. 1—APPROVAL OF THE AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Introduction

        The Board of Directors has approved an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split, at its discretion, of the Company's outstanding shares at an exchange ratio of not less than 1-for-4 and not more than 1-for-10 (the "Reverse Stock Split"). The stockholders are being asked to approve this proposed amendment. The Reverse Stock Split will take effect, if at all, after it is approved by the stockholders of the Company holding a majority of the shares of Common Stock outstanding and after filing the amendment with the Secretary of State of the State of Delaware (the "Effective Date"). Even if the Reverse Stock Split is approved by the stockholders it is within the discretion of the Board not to carry out the Reverse Stock Split or to delay carrying out the Reverse Stock Split.

Background

        Our Common Stock is currently quoted on the Nasdaq National Market. In order for our Common Stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. The Nasdaq Stock Market currently has two listing maintenance standards for continued inclusion on the Nasdaq National Market. The Company has been relying on the second maintenance standard, which, in addition to the requirement that the Company's Common Stock have a minimum bid price of at least $3.00 per share, requires, among other things, that the Company maintain either $50,000,000 in market capitalization or $50,000,000 in both assets and total revenue, and that the Company's Common Stock: (i) have at least 1,100,000 shares held by persons other than officers, directors and beneficial owners of more than 10% of the Company's Common Stock (the "Public Float"), (ii) have an aggregate market value of Public Float of at least $15,000,000, (iii) have at least four market makers, and (iv) be held by at least 400 holders who hold at least 100 shares (the foregoing requirements are collectively referred to as "Maintenance Standard 2"). The Company satisfies all of the requirements of Maintenance Standard 2, except for maintaining the $3.00 per share minimum bid price.

        When the Company's Common Stock failed to maintain a minimum bid price of $3.00 per share for thirty consecutive trading days and thus failed to meet the requirements of Maintenance Standard 2, the Nasdaq National Market evaluated the Company based on the first maintenance standard, which requires a minimum bid price of only $1.00 per share. However, in addition to the $1.00 per share minimum bid price requirement, compliance with the first maintenance standard also requires, among other things, that the Company maintain either $10,000,000 in stockholders equity or net tangible assets of at least $4,000,000, and that its Common Stock: (i) have a Public Float of at least 750,000 shares, (ii) have an aggregate market value of Public Float of at least $5,000,000, (iii) have at least two market makers, and (iv) be held by at least 400 holders who hold at least 100 shares (the foregoing requirements are collectively referred to as "Maintenance Standard 1"). The Company does not currently comply with the stockholders equity or alternative net tangible assets requirement and therefore does not meet the requirements of Maintenance Standard 1.

        If we are unable to meet either Maintenance Standard 1 or 2, our Common Stock may be transferred to the Nasdaq SmallCap Market. In order for our Common Stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our Common Stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares and our Common Stock must have a minimum bid price of at least $1.00 per share. If we were not able to meet these requirements for listing on the Nasdaq SmallCap Market, our Common Stock would trade on the OTC Bulletin Board or in the "pink sheets"

maintained by the National Quotation Bureau. Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq National Market or the Nasdaq SmallCap Market.

        In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in our Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of investors to trade our Common Stock.

        Furthermore, if we were to fail to maintain our listing with the Nasdaq National Market under either Maintenance Standard 1 or 2, our investors under the structured equity line flexible financing agreements might elect to suspend or terminate those agreements. Additionally, under the terms of our convertible debt, we are required to maintain our listing with the Nasdaq National Market System. As of June 30, 2002, we had outstanding convertible debt in the amount of $21.4 million (including accrued interest). In the event our shares were to be delisted, the holders could assert that a default had occurred. A default would result in all outstanding principal and interest becoming immediately due and payable. Payment of these amounts would require us to obtain alternative financing, which may not be available on acceptable terms, if at all, and could lead to bankruptcy.

        On July 16, 2002, we received a delinquency notice from the Nasdaq Stock Market that our stock has failed to maintain a minimum bid price of $3.00 for 30 consecutive days. The delinquency notice provides that the Company has until October 14, 2002 to regain compliance by maintaining a minimum bid price of $3.00 for the requisite 10 day period before October 14, 2002.

        Since we are in compliance with all requirements under Maintenance Standard 2, except the $3.00 minimum bid requirement, our Common Stock would need to trade at or above $3.00 after the Reverse Stock Split in order to comply with the Maintenance Standard 2 for continued listing.

        The Board considered the potential harm to the Company of a delisting from the Nasdaq National Market and determined that a Reverse Stock Split was the best way of achieving compliance with minimum bid price listing requirements under Maintenance Standard 2. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to amend our Restated Certificate of Incorporation to effect the Reverse Stock Split of our outstanding shares of Common Stock. These resolutions were approved as a means of increasing the share price of our Common Stock above $3.00, which is required for our continued listing on the Nasdaq National Market.

Purpose and Material Effects of Proposed Reverse Stock Split

        One of the key requirements for our continued listing on the Nasdaq National Market is that our Common Stock must maintain a minimum bid price above $3.00 per share. We believe that the Reverse Stock Split will improve the price level of our Common Stock so that we are able to maintain compliance with the minimum bid price of Maintenance Standard 2. We also believe that the higher share price could help generate interest in the Company among investors. Furthermore, we believe that maintaining our Nasdaq National Market listing, if possible, may provide us with a broader market for our Common Stock.

        However, the effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted, and the history of similar Reverse Stock Splits for companies in like circumstances is varied. The market price per share of our Common Stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Stock Split. The market price per post-Reverse Stock Split share may not either exceed or remain in excess of the $3.00 minimum bid price of Maintenance Standard 2 as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market, including the requirement to maintain either $50,000,000 in market capitalization or $50,000,000 in both assets and total revenue. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

        The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in our company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share which will be rounded up to a whole share.

        The following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of several potential Reverse Stock Split ratios within the range of possible ratios, based on 38,351,392 shares of our Common Stock outstanding as of August 5, 2002 (with fractional shares rounded up to the nearest whole share):

Proposed Reverse Stock Split	Approximate Percentage Reduction	Approximate Shares to be Outstanding
1-for-4	75%	9,587,848
1-for-5	80%	7,670,278
1-for-6	83%	6,391,899
1-for-7	86%	5,478,770
1-for-8	88%	4,793,924
1-for-9	89%	4,261,266
1-for-10	90%	3,835,139

        In addition, we would adjust all outstanding shares of any options, warrants and other securities entitling their holders to purchase shares of our Common Stock as a result of the Reverse Stock Split, as required by the terms of these securities. We would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the exchange ratio of the Reverse Stock Split. Also, we would reduce the number of shares reserved for issuance under our existing stock option and employee stock purchase plans proportionately based on the exchange ratio of the Reverse Stock Split. The Reverse Stock Split would not affect any of the rights currently accruing to holders of our Common Stock, options, warrants or other securities convertible into our Common Stock.

        The Reverse Stock Split will not affect the par value per share of our Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally to the split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be retroactively increased for each period because there will be fewer shares of our Common Stock outstanding.

        Subject to the provisions for elimination of fractional shares as described below, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock or the contingent equity position of holders of stock options to purchase shares of the Company's Common Stock. The shares of new Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

        The Reverse Stock Split will not result in any reduction in the number of holders of Common Stock. Each stockholder's percentage ownership of the new Common Stock will not be altered except for the effect of rounding up fractional shares. The Reverse Stock Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

        Because our authorized Common Stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of Common Stock as a result of the Reverse Stock Split. These shares may be issued by the Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

        While the Board believes it advisable to authorize and approve the Reverse Stock Split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of Common Stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control the Company. The Reverse Stock Split is not being recommended by the Board as part of an anti-takeover strategy.

Certain Effects of the Reverse Stock Split

        Stockholders should recognize that if the Reverse Stock Split is effectuated they will own fewer shares than they presently own. While we expect that the Reverse Stock Split will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock by a multiple equal to the exchange number or result in a permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the Reverse Stock Split. Furthermore, the possibility exists that liquidity in the market for our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of stockholders of Cygnus, Inc. who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the Reverse Stock Split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If the Reverse Stock Split is approved by our stockholders, the Reverse Stock Split would become effective at such time as we file the amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware. Even if the Reverse Stock Split is approved by our stockholders, the Board has discretion not to carry out or to delay in carrying out the Reverse Stock Split if it determines that the Reverse Stock Split is not necessary to avoid the delisting of our Common Stock from the Nasdaq, based on market prices at the time, or it determines that the Reverse Stock Split will not be beneficial for any other reason. Upon the filing of the amendment, all the old Common Stock will be converted into new Common Stock as set forth in the amendment.

        As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us.

No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the exchange ratio of the Reverse Stock Split determined by the Board. Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

No Fractional Shares

        In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of the Common Stock as a result of the Reverse Stock Split, we will round any fractional shares resulting from the Reverse Stock Split up to the nearest whole share. This means that stockholders who would otherwise be entitled to receive a fractional share of the Common Stock following the Reverse Stock Split will receive a whole share in lieu thereof. For example, if any stockholder owns, in total, 11 shares, that stockholder's shares would be converted into 3 shares if the Board implements a 1-for-4 1/2 Reverse Stock Split.

        The rounding of fractional shares will not reduce the number of stockholders or stockholders of record. The Company's periodic reporting requirements under the Exchange Act will be unaffected by the rounding of fractional shares.

Criteria to be Used for Decision to Apply the Reverse Stock Split

        In the event that approval for the Reverse Stock Split is obtained, the Board will be authorized to proceed with the Reverse Stock Split. If our stock closes at a bid price equal to or greater than $3.00 for the ten business days prior to the Effective Date, the Board may delay its decision to execute the Reverse Stock Split indefinitely. In that case, if at any time prior to our next annual meeting the stock price falls below $3.00 for a 30 day period and therefore fails to comply with the applicable Nasdaq Stock Market minimum listing requirements for either Nasdaq National Market listing or Nasdaq SmallCap Market listing, then the Reverse Stock Split may be executed as a cure for this condition.

No Dissenter's Rights

        Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the Reverse Stock Split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

        The following summary of the federal income tax consequences of the Reverse Stock Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a Reverse Stock Split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

        Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes. The adjusted basis of the aggregate number of new shares of Common Stock will be the same as the adjusted basis of the aggregate number of shares of Common Stock held by such holder immediately prior to the Reverse Stock Split. The holding period of the new, post-split shares of the Common Stock resulting from implementation of the Reverse Stock Split will include the stockholder's respective holding periods for the pre-split shares of the Common Stock held by such holder immediately prior to the Reverse Stock Split. This treatment should also apply with respect to additional shares received for fractional shares.

        No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

        The Reverse Stock Split will have the effect of creating additional authorized and unreserved shares of our Common Stock. We have no current plans to issue such shares. As of August 5, 2002, we had 95,000,000 authorized shares of Common Stock of which 38,351,392 were issued and outstanding. As of August 5, 2002, under our 1999 Stock Incentive Plan and Amended 1991 Employee Stock Purchase Plan, an aggregate of 4,355,127 shares were subject to outstanding options and 3,663,311 shares remained available for issuance. As of August 5, 2002, 45,292,132 shares of the Company's authorized Common Stock remained unissued and unreserved.

Approval Required

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the amendment of our Restated Certificate of Incorporation to effect the Reverse Stock Split of our Common Stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-10. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

        If there are not sufficient votes to approve the proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Board. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal.

Recommendation of the Board

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

        The following table lists all persons known by Cygnus to own beneficially, as of August 5, 2002, 5% or more of the outstanding shares of its Common Stock. On August 5, 2002, there were 38,351,392 shares of Cygnus Common Stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage Owned
FMR Corp 82 Devonshire Street Boston, MA 02109-3614	2,709,147	(1)	7.06%
The Palladin Group L.P.(2) 195 Maplewood Avenue Maplewood, NJ 07040	2,099,858	(3)	5.48%

(1)
Information as of December 31, 2001, per Schedule 13G/A filed pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934, as amended.

(2)
The Palladin Group L.P. acts as investment adviser for certain investors and exercises voting and dispositive control with respect to the shares owned by each investor. None of the investors individually owns 5% or more of the outstanding shares.

(3)
Information as of December 31, 2000, per Schedule 13G filed pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 5, 2002 by (i) each director (ii) the Chief Executive Officer and each of the other persons who served as executive officers during the year ended December 31, 2001, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Approximate Percentage Owned(2)
Neil R. Ackerman	453,081	1.13%
Craig W. Carlson	293,400	*
Frank T. Cary	112,628	*
John C Hodgman	594,172	1.48%
André F. Marion	96,480	*
Barbara G. McClung	150,162	*
Richard G. Rogers	74,189	*
Walter B. Wriston	86,680	*
All executive officers and directors as a group (eight persons)	1,854,792	4.61%

*
Less than 1% of the shares outstanding.

(1)
This disclosure is made pursuant to certain rules and regulations promulgated by the Securities and Exchange Commission and, in certain instances, the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. This amount includes options to purchase shares exercisable within 60 days of August 5, 2002 in the following amounts: Mr. Ackerman, 429,945 shares; Mr. Carlson, 281,724 shares; Mr. Cary, 67,782 shares; Mr. Hodgman, 541,945 shares; Mr. Marion, 95,480 shares; Ms. McClung, 150,162 shares; Mr. Rogers, 65,138 shares; Mr. Wriston, 75,480 shares. Restricted stock grants made on March 2, 2001 for retention purposes in the following amounts were forfeited and the minimum cash value provided under the terms of the retention program will be paid instead: Mr. Ackerman, 20,000 shares; Mr. Carlson, 17,500 shares; Mr. Hodgman, 30,000 shares; Ms. McClung, 15,000 shares.

(2)
Percentage of outstanding Common Stock and of Common Stock that may be acquired upon exercise of outstanding options on or before October 5, 2002 by the persons named above and by all directors and executive officers as a group.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 annual meeting and that stockholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company no later than December 9, 2002, which is 120 calendar days prior to the anniversary of the mail date of the proxy statement for the 2002 Annual Meeting of Stockholders, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

        SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2003 annual meeting is February 22, 2003. If a stockholder gives notice of such proposal before the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's 2003 annual meeting.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board may recommend or as the proxy holders, acting in their sole discretion, may determine.

By Order of the Board of Directors

John C Hodgman Chairman, President and Chief Executive Officer Cygnus, Inc. Redwood City, California
Dated: August 22, 2002

Appendix A

Form of Certificate of Amendment for Reverse Stock Split

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
CYGNUS, INC.

        The undersigned, John C Hodgman and Barbara G. McClung, the President and Chief Executive Officer and the Secretary, respectively, of Cygnus, Inc., a Delaware Corporation, hereby certify that:

        1.    The name of the corporation is CYGNUS, INC.

        2.    The original Certificate of Incorporation of CYGNUS THERAPEUTIC SYSTEMS, INC. was filed with the Secretary of State of Delaware on March 15, 1994. The corporate name was changed to CYGNUS, INC. in the Agreement and Plan of Merger filed with the Secretary of State of Delaware on September 11, 1995.

        3.    Article IV of the Restated Certificate of Incorporation of CYGNUS, INC., is hereby amended by adding to the end of the First Paragraph of Article IV the following:

          "Effective as of 5:00 p.m., Eastern Standard Time, on the date this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each             (    ) shares of the Corporation's Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation; provided however, that the Corporation shall issue no fractional shares of Common Stock, but each holder of Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder's certificates will receive a whole share in lieu thereof."

        5.    This Certificate of Amendment of Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was [38,351,392] shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

        IN WITNESS WHEREOF, Cygnus, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and its Secretary as of September     , 2002.

John C Hodgman President and Chief Executive Officer

Barbara G. McClung Secretary

A-1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CYGNUS, INC.
SPECIAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Cygnus, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of Cygnus, Inc., to be held on September 18, 2002, and hereby appoints John C Hodgman, Craig W. Carlson and Barbara G. McClung, and each of or any of them, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

/*\ Detach here from proxy voting card. /*\

Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN
1. Proposal to approve an amendment to the Restated Certificate of Incorporation to permit the Board of Directors, at its discretion, at any time prior to our next annual meeting to effect a reverse stock split of our outstanding Common Stock at an exchange ratio of not less than 1-for-4 and not more than 1-for-10. The Board would retain discretion to elect to implement a reverse stock split in this range or to elect not to implement a reverse stock split.	☐	☐	☐

I PLAN TO ATTEND THE MEETING.	☐
COMMENT/ADDRESS CHANGE Please mark this box if you have written comments/ address change on the reverse side.	☐

Signature(s)	Dated	, 2002

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
/*\ Detach here from proxy voting card. /*\

QuickLinks

Notice of Special Meeting of Stockholders
PROXY STATEMENT
PROPOSAL NO. 1—APPROVAL OF THE AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
OTHER MATTERS
  Appendix A
Form of Certificate of Amendment for Reverse Stock Split